Exhibit 99.1.

Marathon continues international growth strategy: announces plans to acquire CMS interests in Equatorial Guinea, West Africa

Houston, November 2, 2001 - Marathon Oil Company (NYSE:MRO) announced today that it has signed a Purchase and Sale Agreement with CMS Energy to acquire all of its upstream and downstream interests in Equatorial Guinea, West Africa. The acquisition is part of Marathon's plans for profitable growth through the creation of a number of new core business areas.

Through this transaction Marathon will acquire:
- 52.4% interest in, and operatorship of, the offshore Alba Block, which contains the currently producing Alba gas field as well as undeveloped oil and gas discoveries, and several undrilled exploration prospects;
-    37.6% interest in the adjacent offshore Block D;
-    52.4% interest in a condensate separation facility, onshore Bioko Island;
-    45% interest in a joint venture onshore methanol production plant; and
- 43.2% interest in an onshore Liquefied Petroleum Gas (LPG) processing plant.

The   total  cash  consideration  of  this  acquisition  is  $993  million.  The transaction is subject to appropriate government approvals and is expected to close in early January 2002.

The Alba field, which began producing in 1991, is estimated to contain a producible resource of 5 trillion cubic feet of dry gas and 300 million barrels of condensate. Currently, 230 million cubic feet per day (mmcfd) gross of wet gas is produced, from which approximately 17,000 barrels per day gross of condensate and 2,400 barrels per day gross of LPG are recovered through process facilities on Bioko Island. Approximately 115 mmcfd of the remaining lean gas is then fed to the methanol plant. Marathon's net share of production is expected to average almost 18,000 barrels of oil equivalent per day (BOE/d) in 2002.

Plans have been submitted to increase gross production to about 800 mmcfd and expand the condensate recovery and LPG facilities to significantly increase the liquids processing capabilities. This should result in Marathon's net production increasing to 35,000 - 40,000 BOE/d by 2004. Expansion plans will require approval by the host government and other venture participants.

Marathon's net reserves associated with this acquisition total 142 million barrels of liquids and 646 billion cubic feet of gas, or 250 million BOE. Of this total, approximately 183 million BOE of proven reserves will be booked on closing with the remainder on securing the appropriate approvals for the expansion project in early 2002. Based on the 250 million BOE reserve level, the cash acquisition cost is $3.97 per BOE. By including $327 million of anticipated future development costs, the full cycle acquisition and development costs is a very competitive $5.28 /BOE.

Significant incremental potential value exists in commercializing the remaining dry gas reserves. Marathon sees great promise in known technologies that could allow this gas, and future opportunities, to be commercialized.

"This acquisition will establish a new core business area for Marathon and is a great fit with our strategy of acquiring profitable growth opportunities that add substantial value, provide immediate cash flow and have significant upside potential", said Marathon president, Clarence Cazalot. "Furthermore, this is an important new step in growing our integrated gas business where the application of gas commercialization technologies will deliver added-value products for local, U.S. and European markets. I see Marathon becoming a significant regional player in West Africa as we build on our expertise across the energy value chain and the relationships we have already established in this part of the world."

Salomon Smith Barney Inc., served as advisor to Marathon on the transaction.

Marathon Oil Company, part of the USX-Marathon Group (NYSE: MRO) and a unit of USX Corporation, is a large fully integrated oil firm engaged in the worldwide exploration and production of crude oil and natural gas. Through Marathon Ashland Petroleum LLC, the Company also refines, markets and transports petroleum products in the United States.

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This  release contains forward-looking statements with respect to completion  of the acquisition, estimated proven reserves, potential additional reserves, estimated future production rates and the presently expected development costs. This forward-looking information is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions (such as supply and demand), levels of company cash flow from operations and operating conditions. This forward looking information may prove to be inaccurate and actual results may differ significantly from those presently anticipated. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in its Annual Report Form 10-K for the year ended December 31, 2000, as amended by Forms 10-K/A, and in subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily these such factors, that could cause future outcomes to differ from those set forth in forward-looking statements.